Memorandum of Understanding

June 11, 2015

David Dinenberg

Manager
Kind Agrisoft, LLC

1680 Vine Street, Suite 706
Los Angeles, CA 90028

RE: Negotiation of Surna’s lien on the assets of Agrisoft Development Group, LLC

Mr. Dinenberg,

As you know, Surna, Inc., a Nevada Corporation (“Surna”), holds a promissory note (the “Agrisoft Note”) obligating Agrisoft Development Group, a South Dakota limited liability company (“Agrisoft”) to pay Surna $260,000, plus all accrued and unpaid interest. The current balance is $271,363.01 and continues to accrue interest at the rate of approximately $71.23 per day. The Agrisoft Note was secured by the assets of Agrisoft via a security agreement between Surna and Agrisoft in March of 2015. Surna’s security interest was subsequently perfected by filing notice of the security agreement with the South Dakota Secretary of State. Kind Agrisoft, LLC (“Kind”) would like to extinguish Surna’s lien so that it may take title to the assets of Agrisoft free and clear of any encumbrances. As such, Kind and Surna have come to the following agreement:

I.	The total obligations of Agrisoft together with accrued interest (based upon the above assumptions of the current balance of the loan and additional daily interest) shall be calculated (the “Outstanding Obligations”) as of the date of an initial payment by Kind of not less than twenty-five thousand dollars ($25,000) (the “Initial Payment”) to Surna, and such total amount together with accrued interest shall then be payable by Kind to Surna as follows:

a.	The Initial Payment, which shall be made not later than two (2) business days after closing of the purchase of Agrisoft’s assets by Kind, shall be applied to the Outstanding Obligations, and the amount remaining shall be the “Principal Obligations”.

b.	The Principal Obligations shall bear interest at eight percent (8%) annually and payable to Surna, Inc.

c.	Payment schedule:

i.	On the first day of the fourth month after the Initial Payment, Kind shall pay forty thousand dollars ($40,000) to be applied to the Principal Obligations.

ii.	Kind shall pay fifty thousand dollars ($50,000) (or such lesser amount as necessary to make the final payment) to Surna every three months thereafter, until the Outstanding Obligations are fully satisfied.

d.	In the event of default by Kind, all amounts owing shall be accelerated and immediately due to Surna as of the date of default.

II.	Upon acquisition of the Agrisoft assets, Kind shall grant a security interest to Surna via a valid Security Agreement and shall assist Surna in perfecting its security interest in the assets. The security interest only secures payments of the amounts due pursuant to Section I, above.

a.	Once the balance of the Outstanding Obligations payable to Surna falls below $100,000 Surna agrees to subordinate such lien to any lien required by Kind’s credible lenders as part of a new loan to Kind.

b.	Prior to closing by Kind on the purchase of Agrisoft’s assets, Surna shall deliver a UCC-3 termination statement releasing Surna’s lien on Agrisoft’s assets. Surna’s release of Agrisoft from its liability to Surna shall be effective upon the closing by Kind on the purchase of Agrisoft’s assets.

III.	Kind shall pay to Surna a one percent (1%) royalty on EBITDA (calculated in conformity with GAAP) quarterly, provided that Kind’s cumulative payments of all amounts due under Section I and this Section III shall not exceed $600,000.

IV.	Kind and Surna shall negotiate in good faith regarding a co-development and licensing agreement for technologies related to monitoring, optimizing, and automating growth conditions for cannabis.

If the foregoing comports with your understanding of the agreement between Kind and Surna, please so indicate by your signature below, and return this letter (or an electronic facsimile hereof) to Surna at the address below.

For Surna, Inc.:	For Kind Agrisoft, LLC:

/s/ Tae Darnell	/s/ David Dinenberg
Tae Darnell, President	David Dinenberg, Manager